Exhibit 99.1

Excelera to Become Publicly Traded via Merger with Future Health (NASDAQ: FHLT)

- Excelera is a leading AI technology platform that equips physicians with precision medicine insights and financial resources to excel in Medicare's value-based delivery programs.

- Excelera’s science-driven Human Insights™ care management tools delivered medical cost savings of over 14% compared to the Medicare benchmark for the 2020 plan year, ranking 8th in the nation among all 513 MSSP Accountable Care Organizations as reported by CMS.

- On January 1, 2022, Excelera launched a Medicare Direct Contracting Entity (DCE) which manages care for over twenty-two thousand seniors1. CMS projects Excelera’s medical cost ratio for its initial quarter was 94%.

- The transaction values Excelera at $459 million (approximately 1.3x annualized Q1 22 revenue of $352 million) and is expected to provide up to $282 million in net cash proceeds to accelerate expansion of the Excelera network into current and new geographies.

- Certain existing shareholders have fully subscribed to a $100 million PIPE at $11 per share, and a forward purchase agreement to acquire an additional $20 million of FHLT shares on the open market prior to closing.

- The statements contained in this document are solely those of the authors and do not necessarily reflect the views or policies of CMS. The authors assume responsibility for the accuracy and completeness of the information contained in this document.

NEWPORT BEACH, Calif. & INDIANAPOLIS--(BUSINESS WIRE)--Excelera DCE ("Excelera" or the "Company"), a leading Accountable Care Organization and AI Platform, and Future Health ESG Corp. ("Future Health") (NASDAQ: FHLT), a special purpose acquisition company, announced today they have entered into a definitive business combination agreement that will support the expansion of Excelera's science-driven approach to managing care for seniors. Upon completion of the transaction, the combined company is expected to operate as Excelera Health, Inc., and is expected to be listed on the Nasdaq under the new ticker symbol "XLRA".

Launched on January 1, 2022, Excelera optimizes delivery of value-based care for more than 22,000 seniors through its network of participating physicians in California and Hawaii. The Company operates under Medicare’s novel Global & Professional Direct Contracting program (to be renamed ACO REACH effective in 2023). Excelera is one of only 99 ACOs participating in the direct contracting program for plan year 2022. All of the transaction proceeds (at least $105 million, and up to $282 million assuming no public shareholders of Future Health exercise their redemption rights) will be available to fund growth of the platform into additional geographies.

Excelera's existing management team will continue to lead the Company following the transaction. The Company’s Board of Directors will include Future Health directors Travis Morgan, Co-Founder and CFO, and Nancy L. Snyderman, MD, a trained pediatrician, head and neck surgeon, and former Chief Medical Editor for NBC News.

Management Comments

"After more than 20 years practicing as a cardiologist, I founded Excelera to deliver a new paradigm of senior care, informed by the latest medical and data science. Rather than rationing access to care or avoiding high risk patients, our model actually embraces the opportunity to improve outcomes for the sickest and most vulnerable seniors, " said Excelera Founder Dr. Sanjay Patil. "By proactively incorporating genomics and predictive machine learning algorithms into care delivery, for example, our Human Insights™ healthcare platform has been proven to deliver better quality and outcomes at a lower cost – reducing medical expense by over 14% compared to the Medicare benchmark during the 2020 plan year."

Bradley Bostic, Co-founder and CEO of Future Health added, "Our mission with Future Health was to identify and bring to the public markets a disruptive company that leverages modern technology and data-science to improve outcomes, reduce waste, and better personalize care. It is difficult to imagine a company better aligned with this mission than Excelera. What they’ve established is a truly novel and impactful approach to value-based care, and we are excited to partner with the talented Excelera team to create exceptional shareholder value while improving lives with smarter and more proactive healthcare.”

Transaction Overview

The transaction values the combined company at an initial enterprise value of approximately $459 million, a multiple of 1.3x annualized Q1 22 revenues of $352 million. Forty million shares will be issued to the seller at closing, and an earn-out of 20 million additional shares will be payable when the Company achieves $150 million in revenue for any calendar quarter prior to the fifth anniversary of the closing. Excelera’s parent will roll over 100% of its equity stake into the new company.

After transaction expenses, the proposed business combination is expected to deliver at least $105 million, and up to $282 million of net proceeds, including the contribution of up to $201 million of cash held in Future Health's trust account and a $100 million fully subscribed private placement (PIPE) of common stock of the combined company, priced at $11.00 per share. PIPE investors have also entered into a forward purchase agreement to acquire an additional $20 million of FHLT shares on the open market prior to closing of the transaction.

Including the earn-out and assuming no public shareholders of Future Health exercise their redemption rights, Excelera’s shareholders will own approximately 64%, Future Health shareholders will own approximately 21%, PIPE investors will own approximately 10%, and Future Health's sponsors will own approximately 5% of the issued and outstanding shares of common stock of the combined company.

All common shares held by Excelera’s parent, PIPE investors, and the Sponsor are subject to a Lock-up Agreement until the earlier of one year after the Closing, or with respect to 1/3 of the Lock-up Shares in each instance, the dates subsequent to the Closing on which the price of the Company’s common stock equals or exceeds a target price of $12.00, $13.00 and $14.00 per share. The Lock-up Agreement further provides that no more than 1/3 of originally issued lockup shares may be transferred within any continuous 90-day period.

The transaction has been unanimously approved by the boards of Excelera and Future Health, and is subject to approval by Future Health's shareholders and other customary closing conditions. The transaction is expected to close during the second half of 2022. A more detailed description of the transaction terms and a copy of the business combination agreement will be included in a current report on Form 8-K to be filed by Future Health with the United States Securities and Exchange Commission (the "SEC").

Advisors

Cantor Fitzgerald & Co., BTIG, LLC, and Roth Capital Partners, LLC are acting as capital markets advisors to Future Health. Buchanan Ingersoll & Rooney PC is serving as legal counsel to Excelera, and McDermott Will & Emery LLP is serving as legal counsel to Future Health.

Management Presentation

A management presentation will be made available online and filed with the SEC (viewable at www.sec.gov) after Future Health has filed a proxy statement in connection with the transaction.

About Excelera

Excelera is a technology-enabled care delivery platform that equips physicians with precision medicine insights and financial resources to succeed in Medicare's value-based delivery programs. We earn profits by effectively managing cost in the value chain so that doctors can deliver better care while realizing substantial improvements in their bottom line. Like Airbnb and Uber for independent homeowners and drivers, Excelera offers a platform that allows physicians to remain independent, but operate with the sophistication of a nationally networked health maintenance organization (HMO). We provide the contracting vehicles, technology, and other necessary services to make our doctors clinically and financially successful. Our novel Human Insights™ platform combines proprietary machine learning algorithms with genomics and other data to proactively focus on prevention and management of chronic disease. By using

Human Insights™ to deliver a 14.1% reduction in cost of care vs the Medicare benchmark, Excelera MSSP ACO (a predecessor plan to Excelera DCE) ranked #8 in care efficiency among all 513 participating MSSP ACOs in 2020. Our Global & Professional Direct Contracting plan went live January 1, 2022 with over twenty-two thousand covered Medicare lives in California and Hawaii.

About Future Health ESG Corp.

Future Health ESG Corp. is a blank check company organized to pursue a business combination with a scale-up stage healthcare company that leverages modern technology and data science to improve outcomes, reduce waste, and better personalize care. Future Health ESG Corp. is led by Bradley Bostic and Travis Morgan, who each have hands-on experience operating and investing in precision healthcare technology companies across the corporate life cycle. Future Health is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012.

Additional Information

In connection with the proposed business combination, Future Health intends to file with the SEC a preliminary proxy statement. Future Health will mail a definitive proxy statement and other relevant documents relating to the proposed business combination to its shareholders. This press release is not a substitute for the definitive proxy statement or any other document that Future Health will send to its shareholders in connection with the proposed business combination. Investors and security holders of Future Health are advised to read, when available, the proxy statement in connection with Future Health's solicitation of proxies for its extraordinary general meeting of shareholders to be held to approve the proposed business combination (and related matters) because the proxy statement will contain important information about the proposed business combination and the parties to the proposed business combination. The definitive proxy statement will be mailed to shareholders of Future Health as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of the proxy statement without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: 8 The Green, Suite 12081, Dover, DE 19901.

Participants in the Solicitation

Future Health, the Company and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of Future Health's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Future Health's directors and officers in Future Health's filings with the SEC, including Future Health's initial public offering prospectus, which was filed with the SEC on September 9, 2021, Future Health's subsequent quarterly reports on Form 10-Q and annual report on Form 10-K, and the proxy statement of Future Health for the proposed business combination, and such information and names of the Company's managers and executive officers will also be in the proxy statement to be filed with the SEC by Future Health.

No Offer of Solicitation

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for, or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook" and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed business combination between Future Health and the Company, the estimated or anticipated future results and benefits of the combined company following the proposed business combination, including the likelihood and ability of the parties to successfully consummate the proposed business combination, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Future Health's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Future Health and the Company, are difficult or impossible to predict, and will differ from assumptions. These statements are subject to a number of risks and uncertainties regarding Future Health's business and the proposed business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to, general economic, political and business conditions; the inability of the parties to consummate the proposed business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the Business combination agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the proposed business combination; the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed business combination; the risk that the approval of the shareholders of Future Health for the potential transaction is not obtained; failure to realize the anticipated benefits of the proposed business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Future Health and the Company; the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; the ability of the combined company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by Future Health's shareholders; the inability to obtain or maintain the listing of the post-acquisition company's securities on Nasdaq following the proposed business combination; costs related to the proposed business combination; and those factors discussed in Future Health's final prospectus relating to its initial public offering, dated September 9, 2021, and other filings with the SEC. There may be additional risks that Future Health presently does not recognize or that Future Health currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Future Health's expectations, plans or forecasts of future events and views as of the date of this communication. Future Health anticipates that subsequent events and developments will cause Future Health's assessments to change. However, while Future Health may elect to update these forward-looking statements at some point in the future, Future Health specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Future Health's assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Investors
investor.relations@excelerahealth.com

Media
media@excelerahealth.com

Source: Future Health ESG Corp. and Excelera DCE